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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ALLIANCE IMAGING, INC.

          Alliance Imaging, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

          (1) The current name of the Corporation is Alliance Imaging, Inc. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 1997.

          (2) The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended (the "AMENDMENT") by deleting, in its entirety, the current Article FOUR, Section A.2. thereof and inserting in place thereof a new Article FOUR, Section A.2. to read as follows:

                 "2.  CONVERSION RIGHTS

                        The holders of shares of Voting Common shall be entitled, at their option, to convert their Voting Common to Non-Voting Common at any time and from time to time, on a one-for-one basis. If any holder of shares of Non-Voting Common shall conclude at any time that it would not be restricted under the Bank Holding Company Act of 1956, including the rules and regulations promulgated thereunder, including Regulation Y, from converting its shares of Non-Voting Common to Voting Common, then it shall be entitled, at its option, to convert such Non-Voting Common to Voting Common at any time and from time to time, on a one-for-one basis. Any holder wishing to exercise the conversion rights contained in this paragraph shall give the Corporation written notice ten (10) days prior to such conversion."

          (3) The Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and the written consent of the stockholders of the Corporation to the Amendment was given in accordance with, and written notice of such stockholder action was given as provided in,
Section 228 of the General Corporate law of the State of Delaware.


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          IN WITNESS WHEREOF, the Corporation had caused this Certificate of
Amendment of Certificate of Incorporation to be signed as of the 30th day of July, 1998, by its President, and attested by its Secretary, who hereby affirm and acknowledge, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

                                             ALLIANCE IMAGING, INC.

                                             By:      /s/ Richard N. Zehner
                                                  -------------------------
                                                  Name:   Richard N. Zehner
                                                  Title:  Chairman and CEO

ATTESTED:

By:    /s/ Russell D. Phillips, Jr.
     ---------------------------------
     Name:    Russell D. Phillips, Jr.
     Title:   Secretary